北京德恒律师事务所
DeHeng Law Offices

12/F Tower B, Focus Place, 19 Finance Street, Beijing, 100033, P.R.China
Tel: +86 10 52682925 Fax: +86 10 52682999
Website: www.dehenglaw.com

November 9, 2023

To: Biolingus (Cayman) Limited

89 Nexus Way, Camana Bay,

Grand Cayman, KY1-9009

Cayman Islands

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People's Republic of China (the "**PRC**", for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the "**PRC Laws**").

We have acted as the PRC counsel for Biolingus (Cayman) Limited (the "**Company**") , a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the "**Offering**") of a certain number of ordinary shares of the Company (the "**Ordinary Shares**") and the resale of a certain number of Ordinary Shares held by certain Seller Shareholders, as set forth in the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "**Registration Statement**"), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company's proposed listing of its Ordinary Shares on the Nasdaq Capital Market (the "**Listing**").

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the certificates issued by the PRC Authorities and officers of the Company (collectively, the "**Documents**").

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A) the genuineness of all signatures, seals and chops, and the authenticity of all Documents

submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B) the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this opinion except as otherwise indicated in such Documents;

(C) the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D) that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company and the PRC Subsidiary have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E) that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(F) that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(G) that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

The following terms as used in this Opinion are defined as follows:

"Government Agency"	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.
"Governmental Authorizations"	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.
"M&A Rules"	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State

	Administration for Taxation, the State Administration for Industry and Commerce (now integrated into the State Administration for Market Regulation), the China Securities Regulatory Commission (the "**CSRC**") and the State Administration for Foreign Exchange on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.
"**PRC Authorities**"	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.
"**PRC Subsidiary**"	means the Subsidiary of the Company incorporated in the PRC, Biolingus Biotechnology (Beijing) Co., Ltd (宝林格斯生物技术(北京)有限公司, "**Biolingus Beijing**").
"**Prospectus**"	means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.
"**Registration Statement**"	means the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the "**SEC**") relating to the offering by the Company of the Ordinary Shares.

I. Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1. Based on our understanding of the current PRC Laws, the ownership structures of the PRC Subsidiary, currently and immediately after giving effect to this Offering, do not result in any violation of PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

   The PRC Subsidiary is properly incorporated and has all the necessary permits, authorizations and licenses from the PRC Authorities for the conduct of its business.

2. The M&A Rules, among other things, stipulate that offshore special purpose vehicles, or special purpose vehicles, formed for overseas listing purposes through acquisitions of PRC

domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that since (i) PRC domestic companies specified in the M&A Rules refer to domestic non-foreign-invested enterprises; and (ii) the Company did not establish PRC subsidiary, Biolingus Beijing by merger with or acquisition of PRC domestic companies using equities as consideration as defined in the M&A Rules, the prior approval from the PRC Authorities including without limitation, the CSRC is not required for the Offering and the listing and trading of the Ordinary Shares on the Nasdaq Capital Market. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

4. All statements set forth in the Registration Statement as they pertain to the laws of the People's Republic of China, including without limitation under under the captions "Risk Factors", "Regulations", "Enforceability of Civil Liabilities" and "Taxation" , in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

5. All disclosures containing our opinions set forth in the Prospectus under the captions "Risk Factors", "Regulations", "Enforceability of Civil Liabilities" and "Taxation" constitute our opinions.

II. Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors' rights generally, and (ii) possible judicial or administrative actions or any PRC Law affecting creditors' rights.

This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm's name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Beijing DeHeng Law Offices

Beijing DeHeng Law Offices